Page 1 of 29 Pages

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (AMENDMENT NO. )*

                                Nextel Partners, Inc.
                -------------------------------------------------
                                (NAME OF ISSUER)

                                  Common Stock
                -------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                 65333F107
                -------------------------------------------------
                                (CUSIP NUMBER)

                             February 22, 2000
                -------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         Rule 13d-1(b)
      X  Rule 13d-1(c)
         Rule 13d-1(d)

    * The remainder of this cover page shall be filled out for a reporting person`s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be 'filed' for the purpose of Section 18 of the Securities Exchange Act of 1934 ('Act') or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       (CONTINUED ON FOLLOWING PAGE(S))

    CUSIP NO. 65333F107          13G               Page 2 of 29 Pages

     1- NAME OF REPORTING PERSON
        AXA Assurances I.A.R.D. Mutuelle

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     2- CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]
                                                             (B) [X]
     3- SEC USE ONLY


     4- CITIZENSHIP OR PLACE OF ORGANIZATION

        France

    NUMBER OF SHARES BENEFICIALLY OWNED
    AS OF February 22, 2000 BY EACH REPORTING PERSON WITH

                5- SOLE VOTING POWER                                   0

                6- SHARED VOTING POWER                        28,533,132

                7- SOLE DISPOSITIVE POWER                              0

                8- SHARED DISPOSITIVE POWER                   28,533,132

     9- AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                              28,533,132
        (Not to be construed as an admission of beneficial ownership)

    10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES        [ ]
        CERTAIN SHARES*

    11- PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        17.8%

    12- TYPE OF REPORTING PERSON *
        IC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP NO. 65333F107          13G               Page 3 of 29 Pages

     1- NAME OF REPORTING PERSON
        AXA Assurances Vie Mutuelle

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     2- CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]
                                                             (B) [X]
     3- SEC USE ONLY


     4- CITIZENSHIP OR PLACE OF ORGANIZATION

        France
    NUMBER OF SHARES BENEFICIALLY OWNED
    AS OF February 22, 2000 BY EACH REPORTING PERSON WITH

                5- SOLE VOTING POWER                                   0

                6- SHARED VOTING POWER                        28,533,132

                7- SOLE DISPOSITIVE POWER                              0

                8- SHARED DISPOSITIVE POWER                   28,533,132

     9- AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                              28,533,132
        (Not to be construed as an admission of beneficial ownership)

    10- CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
        CERTAIN SHARES*

    11- PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        17.8%

    12- TYPE OF REPORTING PERSON *
        IC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP NO. 65333F107          13G               Page 4 of 29 Pages
     1- NAME OF REPORTING PERSON
        AXA Conseil Vie Assurance Mutuelle

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     2- CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]
                                                             (B) [X]
     3- SEC USE ONLY


     4- CITIZENSHIP OR PLACE OF ORGANIZATION

        France
    NUMBER OF SHARES BENEFICIALLY OWNED
    AS OF February 22, 2000 BY EACH REPORTING PERSON WITH
                5- SOLE VOTING POWER                                   0

                6- SHARED VOTING POWER                        28,533,132

                7- SOLE DISPOSITIVE POWER                              0

                8- SHARED DISPOSITIVE POWER                   28,533,132

     9- AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                              28,533,132
        (Not to be construed as an admission of beneficial ownership)

    10- CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
        CERTAIN SHARES*

    11- PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         17.8%

    12- TYPE OF REPORTING PERSON *
        IC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP NO. 65333F107         13G                Page 5 of 29 Pages
     1- NAME OF REPORTING PERSON
        AXA Courtage Assurance Mutuelle

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     2- CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]
                                                             (B) [X]
     3- SEC USE ONLY


     4- CITIZENSHIP OR PLACE OF ORGANIZATION

        France
    NUMBER OF SHARES BENEFICIALLY OWNED
    AS OF February 22, 2000 BY EACH REPORTING PERSON WITH
                5- SOLE VOTING POWER                                   0

                6- SHARED VOTING POWER                        28,533,132

                7- SOLE DISPOSITIVE POWER                              0

                8- SHARED DISPOSITIVE POWER                   28,533,132

     9- AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                              28,533,132
        (Not to be construed as an admission of beneficial ownership)

    10- CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
        CERTAIN SHARES*

    11- PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        17.8%

    12- TYPE OF REPORTING PERSON *
        IC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP NO. 65333F107          13G               Page 6 of 29 Pages
     1- NAME OF REPORTING PERSON
        AXA

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     2- CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]
                                                             (B) [ ]
     3- SEC USE ONLY


     4- CITIZENSHIP OR PLACE OF ORGANIZATION

        France

    NUMBER OF SHARES BENEFICIALLY OWNED
    AS OF February 22, 2000 BY EACH REPORTING PERSON WITH
                5- SOLE VOTING POWER                                   0

                6- SHARED VOTING POWER                        28,533,132

                7- SOLE DISPOSITIVE POWER                              0

                8- SHARED DISPOSITIVE POWER                   28,533,132

     9- AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                              28,533,132
        (Not to be construed as an admission of beneficial ownership)

    10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
        CERTAIN SHARES*

    11- PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        17.8%

    12- TYPE OF REPORTING PERSON *
        HC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP NO. 65333F107          13G               Page 7 of 29 Pages
     1- NAME OF REPORTING PERSON
        AXA Financial, Inc.

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        13-3623351

     2- CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]
                                                             (B) [ ]
     3- SEC USE ONLY


     4- CITIZENSHIP OR PLACE OF ORGANIZATION

        State of Delaware

    NUMBER OF SHARES BENEFICIALLY OWNED
    AS OF February 22, 2000 BY EACH REPORTING PERSON WITH
                5- SOLE VOTING POWER                                   0

                6- SHARED VOTING POWER                        28,533,132

                7- SOLE DISPOSITIVE POWER                              0

                8- SHARED DISPOSITIVE POWER                   28,533,132

     9- AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                              28,533,132

    10- CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
        CERTAIN SHARES*

    11- PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        17.8%

    12- TYPE OF REPORTING PERSON *
        HC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 65333F107                13G                      Page 8 of 29 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      Donaldson, Lufkin & Jenrette, Inc.  13-1898818

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

       NUMBER OF      5.  SOLE VOTING POWER                            0
         SHARES
      BENEFICIALLY    6.  SHARED VOTING POWER                 28,533,132
        OWNED BY
          EACH        7.  SOLE DISPOSITIVE POWER                       0
       REPORTING
      PERSON WITH     8.  SHARED DISPOSITIVE POWER            28,533,132

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                              28,533,132

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      17.8%

 12.  TYPE OF REPORTING PERSON*
      HC

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 65333F107                13G                      Page 9 of 29 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ Capital Investors, Inc.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

       NUMBER OF      5.  SOLE VOTING POWER                           0
         SHARES
      BENEFICIALLY    6.  SHARED VOTING POWER                28,533,132
        OWNED BY
          EACH        7.  SOLE DISPOSITIVE POWER                      0
       REPORTING
      PERSON WITH     8.  SHARED DISPOSITIVE POWER           28,533,132

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                             28,533,132

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      17.8%

 12.  TYPE OF REPORTING PERSON*
      HC

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 65333F107                13G                      Page 10 of 29 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ Merchant Banking Partners II, L.P.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

       NUMBER OF      5.  SOLE VOTING POWER                           0
         SHARES
      BENEFICIALLY    6.  SHARED VOTING POWER                17,973,750
        OWNED BY
          EACH        7.  SOLE DISPOSITIVE POWER                      0
       REPORTING
      PERSON WITH     8.  SHARED DISPOSITIVE POWER           17,973,750

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                             17,973,750

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      11.2%

 12.  TYPE OF REPORTING PERSON*
      PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 65333F107                13G                      Page 11 of 29 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ Merchant Banking Partners II-A, L.P.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

       NUMBER OF      5.  SOLE VOTING POWER                           0
         SHARES
      BENEFICIALLY    6.  SHARED VOTING POWER                   715,800
        OWNED BY
          EACH        7.  SOLE DISPOSITIVE POWER                      0
       REPORTING
      PERSON WITH     8.  SHARED DISPOSITIVE POWER              715,800

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                715,800

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      0.4%

 12.  TYPE OF REPORTING PERSON*
      PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 65333F107                13G                      Page 12 of 29 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ Offshore Partners II, C.V.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

       NUMBER OF      5.  SOLE VOTING POWER                           0
         SHARES
      BENEFICIALLY    6.  SHARED VOTING POWER                   883,854
        OWNED BY
          EACH        7.  SOLE DISPOSITIVE POWER                      0
       REPORTING
      PERSON WITH     8.  SHARED DISPOSITIVE POWER              883,854

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                883,854

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      0.5%

 12   TYPE OF REPORTING PERSON*
      PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 65333F107                13G                      Page 13 of 29 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ Millennium Partners, L.P.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

       NUMBER OF      5.  SOLE VOTING POWER                           0
         SHARES
      BENEFICIALLY    6.  SHARED VOTING POWER                   290,616
        OWNED BY
          EACH        7.  SOLE DISPOSITIVE POWER                      0
       REPORTING
      PERSON WITH     8.  SHARED DISPOSITIVE POWER              290,616

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                290,616

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      0.2%

 12   TYPE OF REPORTING PERSON*
      PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 65333F107                13G                      Page 14 of 29 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ Millennium Partners-A, L.P.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

       NUMBER OF      5.  SOLE VOTING POWER                           0
         SHARES
      BENEFICIALLY    6.  SHARED VOTING POWER                    56,676
        OWNED BY
          EACH        7.  SOLE DISPOSITIVE POWER                      0
       REPORTING
      PERSON WITH     8.  SHARED DISPOSITIVE POWER               56,676

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                 56,676

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      0.0%

 12   TYPE OF REPORTING PERSON*
      PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 65333F107                13G                      Page 15 of 29 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ Diversified Partners, Inc.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

       NUMBER OF      5.  SOLE VOTING POWER                           0
         SHARES
      BENEFICIALLY    6.  SHARED VOTING POWER                 1,441,068
        OWNED BY
          EACH        7.  SOLE DISPOSITIVE POWER                      0
       REPORTING
      PERSON WITH     8.  SHARED DISPOSITIVE POWER            1,441,068

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                              1,441,068

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      0.9%

 12   TYPE OF REPORTING PERSON*
      CO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 65333F107                13G                      Page 16 of 29 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ Diversified Partners, L.P.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

       NUMBER OF      5.  SOLE VOTING POWER                           0
         SHARES
      BENEFICIALLY    6.  SHARED VOTING POWER                 1,050,822
        OWNED BY
          EACH        7.  SOLE DISPOSITIVE POWER                      0
       REPORTING
      PERSON WITH     8.  SHARED DISPOSITIVE POWER            1,050,822

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                              1,050,822

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      0.7%

 12   TYPE OF REPORTING PERSON*
      PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 65333F107                13G                      Page 17 of 29 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ Diversified Partners-A, L.P.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

       NUMBER OF      5.  SOLE VOTING POWER                           0
         SHARES
      BENEFICIALLY    6.  SHARED VOTING POWER                   390,246
        OWNED BY
          EACH        7.  SOLE DISPOSITIVE POWER                      0
       REPORTING
      PERSON WITH     8.  SHARED DISPOSITIVE POWER              390,246

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                390,246

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      0.2%

 12   TYPE OF REPORTING PERSON*
      PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 65333F107                13G                      Page 18 of 29 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJMB Funding II, Inc.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

         NUMBER OF      5.  SOLE VOTING POWER                         0
           SHARES
        BENEFICIALLY    6.  SHARED VOTING POWER               3,265,926
          OWNED BY
            EACH        7.  SOLE DISPOSITIVE POWER                    0
         REPORTING
        PERSON WITH     8.  SHARED DISPOSITIVE POWER          3,265,926

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                              3,265,926

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      2.0%

 12.  TYPE OF REPORTING PERSON*
      CO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 65333F107                13G                      Page 19 of 29 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ LBO Plans Management Corporation

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

         NUMBER OF      5.  SOLE VOTING POWER                         0
           SHARES
        BENEFICIALLY    6.  SHARED VOTING POWER                 435,354
          OWNED BY
            EACH        7.  SOLE DISPOSITIVE POWER                    0
         REPORTING
        PERSON WITH     8.  SHARED DISPOSITIVE POWER            435,354

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                435,354

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      0.3%

 12.  TYPE OF REPORTING PERSON*
      CO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 65333F107                13G                      Page 20 of 29 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      UK Investment Plan 1997 Partners

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

         NUMBER OF      5.  SOLE VOTING POWER                         0
           SHARES
        BENEFICIALLY    6.  SHARED VOTING POWER                 400,764
          OWNED BY
            EACH        7.  SOLE DISPOSITIVE POWER                    0
         REPORTING
        PERSON WITH     8.  SHARED DISPOSITIVE POWER            400,764

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                400,764

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      0.2%

 12.  TYPE OF REPORTING PERSON*
      PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 65333F107                13G                      Page 21 of 29 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ First ESC, L.P.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

         NUMBER OF      5.  SOLE VOTING POWER                         0
           SHARES
        BENEFICIALLY    6.  SHARED VOTING POWER                  34,590
          OWNED BY
            EACH        7.  SOLE DISPOSITIVE POWER                    0
         REPORTING
        PERSON WITH     8.  SHARED DISPOSITIVE POWER             34,590

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                 34,590

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      0.0%

 12.  TYPE OF REPORTING PERSON*
      PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 65333F107                13G                      Page 22 of 29 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ ESC II, L.P.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

         NUMBER OF      5.  SOLE VOTING POWER                         0
           SHARES
        BENEFICIALLY    6.  SHARED VOTING POWER               3,389,388
          OWNED BY
            EACH        7.  SOLE DISPOSITIVE POWER                    0
         REPORTING
        PERSON WITH     8.  SHARED DISPOSITIVE POWER          3,389,388

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                              3,389,388

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      2.1%

 12.  TYPE OF REPORTING PERSON*
      PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 65333F107                13G                      Page 23 of 29 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ EAB Partners, L.P.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

         NUMBER OF      5.  SOLE VOTING POWER                         0
           SHARES
        BENEFICIALLY    6.  SHARED VOTING POWER                  80,700
          OWNED BY
            EACH        7.  SOLE DISPOSITIVE POWER                    0
         REPORTING
        PERSON WITH     8.  SHARED DISPOSITIVE POWER             80,700

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                 80,700

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      0.1%

 12.  TYPE OF REPORTING PERSON*
      PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

    Item 1(a) Name of Issuer:                         Page 24 of 29 Pages
              Nextel Partners, Inc.

    Item 1(b) Address of Issuer's Principal Executive Offices:
              4500 Carillon Point
              Kirkland, WA  98033

    Item 2(a) and 2(b)
              Name of Person Filing and Address of Principal Business Office:

              AXA Conseil Vie Assurance Mutuelle
              100-101 Terrasse Boieldieu
              92042 Paris La Defense France

              AXA Assurances I.A.R.D Mutuelle and
              AXA Assurances Vie Mutuelle
              21, rue de Chateaudun
              75009 Paris France

              AXA Courtage Assurance Mutuelle
              26, rue Louis le Grand
              75002 Paris France

              as a group (collectively, the 'Mutuelles AXA').

              AXA
              9 Place Vendome
              75001 Paris France

              AXA Financial, Inc.
              1290 Avenue of the Americas
              New York, New York 10104

              Donaldson, Lufkin & Jenrette, Inc.
              DLJ Capital Investors, Inc.
              DLJ Merchant Banking Partners II, L.P.
              DLJ Merchant Banking Partners II-A, L.P.
              DLJ Offshore Partners II, C.V.
              DLJ Millennium Partners, L.P.
              DLJ Millennium Partners-A, L.P.
              DLJ Diversified Partners, Inc.
              DLJ Diversified Partners, L.P.
              DLJ Diversified Partners-A, L.P.
              DLJMB Funding II, Inc.
              DLJ LBO Plans Management Corporation
              UK Investment Plan 1997 Partners
              DLJ First ESC, L.P.
              DLJ ESC II, L.P.
              DLJ EAB Partners, L.P.
              277 Park Avenue,
              New York, NY 10172.

              (Please contact Patrick Meehan at (212) 314-5644
                            with any questions.)

                                                      Page 25 of 29 Pages
    Item 2(c) Citizenship:
              Each of the persons filing this statement is a United States citizen, a corporation or limited partnership organized under the laws of a state of the United States or a trust created or governed under the laws of a state of the United States except as noted below:

                Mutuelles AXA and AXA - France

    Item 2(d) Title of Class of Securities:
              Common Stock

    Item 2(e) CUSIP Number:
              65333F107

    Item 3.   Type of Reporting Person:

              AXA Financial, Inc.                                       HC
              The Mutuelles AXA, as a group                             HC
              AXA                                                       HC
              Donaldson, Lufkin & Jenrette, Inc.                        HC
              DLJ Capital Investors, Inc.                               HC
              DLJ Merchant Banking Partners II, L.P.                    PN
              DLJ Merchant Banking Partners II-A, L.P.                  PN
              DLJ Offshore Partners II, C.V.                            PN
              DLJ Millennium Partners, L.P.                             PN
              DLJ Millennium Partners-A, L.P.                           PN
              DLJ Diversified Partners, Inc.                            CO
              DLJ Diversified Partners, L.P.                            PN
              DLJ Diversified Partners-A, L.P.                          PN
              DLJMB Funding II, Inc.                                    CO
              DLJ LBO Plans Management Corporation                      CO
              UK Investment Plan 1997 Partners                          PN
              DLJ First ESC, L.P.                                       PN
              DLJ ESC II, L.P.                                          PN
              DLJ EAB Partners, L.P.                                    PN

                                                    Page 26 of 29 Pages
    Item 4. Ownership as of February 22, 2000:
                                                              Shares          Total  Percent
                                                         Convertible         Shares       of
                                                Common          From   Beneficially    Class
                                                 Stock      Warrants          Owned      (1)
The Mutuelles AXA, as a group (2)                                        28,533,132    17.8%
AXA  (2)                                                                 28,533,132    17.8%
AXA Financial, Inc.                                                      28,533,132    17.8%
Donaldson, Lufkin & Jenrette, Inc.                                       28,533,132    17.8%
DLJ Capital Investors, Inc.                                              28,533,132    17.8%
DLJ Merchant Banking Partners II, L.P.      17,188,974       784,776     17,973,750    11.2%
DLJ Merchant Banking Partners II-A, L.P.       684,546        31,254        715,800     0.4%
DLJ Offshore Partners II, C.V.                 845,262        38,592        883,854     0.5%
DLJ Millennium Partners, L.P.                  277,926        12,690        290,616     0.2%
DLJ Millennium Partners-A, L.P.                 54,204         2,472         56,676     0.0%
DLJ Diversified Partners, Inc.                                            1,441,068     0.9%
DLJ Diversified Partners, L.P.               1,004,940        45,882      1,050,822     0.7%
DLJ Diversified Partners-A, L.P.               373,206        17,040        390,246     0.2%
DLJMB Funding II, Inc.                       3,126,600       139,326      3,265,926     2.0%
DLJ LBO Plans Management Corporation                                        435,354     0.3%
UK Investment Plan 1997 Partners               379,998        20,766        400,764     0.2%
DLJ First ESC, L.P.                             33,078         1,512         34,590     0.0%
DLJ ESC II, L.P.                             3,241,398       147,990      3,389,388     2.1%
DLJ EAB Partners, L.P.                          77,178         3,522         80,700     0.1%
                                           -----------   -----------
                                            27,287,310     1,245,822


(1) Based on 160,173,796 shares outstanding, including 158,927,974 shares outstanding as reported in the Company's S-1 Filing and 1,245,822 shares issuable upon exercise of warrants.
(2) Each of the Mutuelles AXA, as a group, and AXA expressly declares that the filing of this Schedule 13G shall not be construed as an admission that it is, for purposes of Section 13(d) of the Exchange Act, the beneficial owner of any securities covered by this Schedule 13G.

    ITEM 4. Ownership as of February 22, 2000               Page 27 of 29 Pages
       (c) Deemed Voting Power and Disposition Power:
                                                (i) Sole    (ii) Shared  (iii) Sole power       (iv) Shared
                                           power to vote  power to vote     to dispose or  power to dispose
                                            or to direct   or to direct     to direct the  or to direct the
                                                the vote       the vote    disposition of    disposition of
The Mutuelles AXA, as a group                        0       28,533,132               0          28,533,132
AXA                                                  0       28,533,132               0          28,533,132
AXA Financial, Inc.                                  0       28,533,132               0          28,533,132
Donaldson, Lufkin & Jenrette, Inc.                   0       28,533,132               0          28,533,132
DLJ Capital Investors, Inc.                          0       28,533,132               0          28,533,132
DLJ Merchant Banking Partners II, L.P.               0       17,973,750               0          17,973,750
DLJ Merchant Banking Partners II-A, L.P.             0          715,800               0             715,800
DLJ Offshore Partners II, C.V.                       0          883,854               0             883,854
DLJ Millennium Partners, L.P.                        0          290,616               0             290,616
DLJ Millennium Partners-A, L.P.                      0           56,676               0              56,676
DLJ Diversified Partners, Inc.                       0        1,441,068               0           1,441,068
DLJ Diversified Partners, L.P.                       0        1,050,822               0           1,050,822
DLJ Diversified Partners-A, L.P.                     0          390,246               0             390,246
DLJMB Funding II, Inc.                               0        3,265,926               0           3,265,926
DLJ LBO Plans Management Corporation                 0          435,354               0             435,354
UK Investment Plan 1997 Partners                     0          400,764               0             400,764
DLJ First ESC, L.P.                                  0           34,590               0              34,590
DLJ ESC II, L.P.                                     0        3,389,388               0           3,389,388
DLJ EAB Partners, L.P.                               0           80,700               0              80,700

       (Each of the above subsidiaries of AXA Financial, Inc. operates under independent management and makes independent voting and investment decisions).

                                                          Page 28 of 29 Pages
    Item 5.
     Ownership of Five Percent or Less of a Class:
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.
                                                            ( )
    Item 6.
     Ownership of More than Five Percent on behalf of Another Person.  N/A

    Item 7.
     Identification and Classification of the Subsidiary which Acquired the Security Being Reporting on by the Parent Holding Company:

     This Schedule 13G is being filed by AXA Financial, Inc.; AXA, which beneficially owns a majority interest in AXA Financial, Inc.; and the Mutuelles AXA, which as a group control AXA:

    ( ) in the Mutuelles AXAs' capacity, as a group, acting as a parent holding company with respect to the holdings of the following AXA entity or entities;

    ( ) in AXA's capacity as a parent holding company with respect to the holdings of the following AXA entity or entities:

    (X) in AXA Financial, Inc. capacity as a parent holding company with respect to the holdings of its following subsidiaries:

         (X)  Donaldson, Lufkin & Jenrette, Inc.
         (X)  DLJ Capital Investors, Inc.
         (X)  DLJ Merchant Banking Partners II, L.P.
         (X)  DLJ Merchant Banking Partners II-A, L.P.
         (X)  DLJ Offshore Partners II, C.V.
         (X)  DLJ Millennium Partners, L.P.
         (X)  DLJ Millennium Partners-A, L.P.
         (X)  DLJ Diversified Partners, Inc.
         (X)  DLJ Diversified Partners, L.P.
         (X)  DLJ Diversified Partners-A, L.P.
         (X)  DLJMB Funding II, Inc.
         (X)  DLJ LBO Plans Management Corporation
         (X)  UK Investment Plan 1997 Partners
         (X)  DLJ First ESC, L.P.
         (X)  DLJ ESC II, L.P.
         (X)  DLJ EAB Partners, L.P.

                                                      Page 29 of 29 Pages

    Item 8. Identification and Classification of Members of the Group.  N/A
            ---------------------------------------------------------

    Item 9.  Notice of Dissolution of Group:  N/A
             ------------------------------

    Item 10. Certification:
             -------------
         By signing below I certify that to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



         Signature
         ---------
         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





    Date: March 10, 2000                  AXA Financial, Inc.*




                                            /s/ Alvin H. Fenichel
                             --------------------------------------------
                                           Alvin H. Fenichel
                                         Senior Vice President
                                            and Controller



    *Pursuant to the Joint Filing Agreement with respect to Schedule 13G attached hereto as Exhibit I, among AXA Financial, Inc., AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, and AXA, this statement
    Schedule 13G is filed on behalf of each of them.